Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Allyson Curtis
The Red Consultancy
(212) 529-8474
allyson.curtis@redconsultancy.com

Lithium Technology Corporation’s Chairman of the Board

Issues Letter to Stockholders

PLYMOUTH MEETING, PA, June 14, 2007 – In a letter to company stockholders issued today, Christiaan Van Den Berg, Chairman of the Board of Lithium Technology Corporation (“LTC”) (OTC: LTHU) stated the following:

Dear Shareholders,

It is my privilege, to address you as the newly appointed Chairman of the Board, on behalf of the Board of Directors and the management team. This is an exciting time for the Company with recent developments in the acceptance and commercialization of our superior advanced lithium-ion cells and battery systems.

For those of you who followed our Company’s announcements, you have seen the terrific traction we’ve made in the hybrid electrical vehicle (HEV) and electrical vehicle (EV) industry. LTC has secured contracts with projects sponsored by the British government as well as leading academic institutions in Europe and the United States. In conjunction with these partners, we are proud to drive the development of advanced automotives to make them a viable reality for consumers.

Just last month, LTC introduced the largest lithium iron phosphate cells in the world. This technology is what the automotive industry has been searching for, and we have delivered way ahead of competitors who have forecasted having similar products a year out. We took our new, innovative technology and retrofitted a Toyota Prius into a plug-in HEV. This is a significant accomplishment for the battery industry, and we have proven to the automotive manufacturers that the technology is here today.

Additionally, we have made significant strides in the past year within the military and stationary power markets. As a leader in large-format battery industry, we offer the largest cells with the highest power in the Western Hemisphere. Our leadership position enabled us to create partnerships with top tier world renowned companies and organizations including ThyssenKrupp, Lockheed Martin and NASA. Our technology has met and exceeded the strict standards and requirements of military applications, and we plan to continue to expand these successful relationships as we expand our reach in the market securing new contracts and joint ventures.

Over the next few months we plan a quantum leap in our production capacity to satisfy the growing demand for our products. We are still investing heavily in R& D, production machinery and in sales and marketing efforts. We believe that we should steer the company in a way that will build long-run sustainable value, especially in our core areas of competitive advantage where the future value of our company will come from.

Recently, we closed on approximately $25 million in equity financing, which will be used to purchase manufacturing equipment in order to increase production capacity and repay some of our outstanding debt. Our recent equity financing was done with a Luxemburg asset management firm,

Fidessa Asset Management S.A and its affiliate. We believe that this group has and will provide us with a strong financial backing. On May 30th we repaid 90 percent of the outstanding convertible debenture owed to Cornell Capital Partners and the balance was converted by Cornell into Company’s restricted common stock.

The Board of Directors and LTC management are taking every possible step to expedite the completion of the pending financial audit and bring our SEC filings up to current status. In February of this year, the Company appointed Amper, Politziner & Mattia P.C. as the Company’s new accounting team.

I would personally like to thank every client, employee, and shareholder for continued support and growth in our successes. We continue to focus on building our business and creating long-term shareholder value. We have tremendous opportunity with our human capital and technology to create a larger, profitable company and we are doing everything in our power to make that happen. We at LTC look forward to continuation of these efforts to increase shareholder value for you.

Truly yours,

Christiaan Van Den Berg

Chairman of the Board

Lithium Technology Corporation

About the Chairman:

Mr. Chris Van Den Berg has been serving as co-Chief Executive Officer of Arch Hill Capital since 2003. He was appointed as the Chairman of Lithium Technology Corporation effective May 18th, 2007, and currently serves as Chief Executive Officer of GAIA Holding. Mr. Van Den Berg has 30 years of experience in banking, venture capital, industrial ventures, real estate property development and retail business. He served as Executive Board member of the Fortis Group, CEO of Fortis Bank Netherlands and CEO of BMW Netherlands. Mr. Van Den Berg holds directorships positions in a number of Dutch and French private companies. He holds a Business Administration degree from the University of Amsterdam (’73).

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About Lithium Technology Corporation:

Lithium Technology Corporation (LTC) is a global provider of large format rechargeable power solutions for diverse applications, and offers the largest lithium-ion cells with the highest power of any standard commercial lithium ion cell produced in the western hemisphere. With more than 30 years of experience, LTC leverages its extensive expertise in high power and large battery assemblies to commercialize advanced lithium batteries as a new power source in the military and national security systems, transportation and stationary power markets.

LTC manufactures the GAIA® product line of large, high power hermetically sealed rechargeable lithium-ion cells and batteries. The Company’s product portfolio includes large cells and batteries from 10 times the capacity of a standard laptop computer battery to 100,000 times greater. LTC manufactures a variety of standard cells that are assembled into custom large batteries complete with electronics (battery management systems) and electronics to communicate with other components of the system for performance monitoring.

LTC headquarters are located in Plymouth Meeting, PA and R&D in Nordhausen, Germany. LTC sales for the U.S. and European markets are managed out of each of the offices. For more information about LTC, its technology and products, please visit http://www.lithiumtech.com.

Safe Harbor for Forward-looking Statements:

The foregoing information contains forward-looking statements, which involve risks and uncertainties relating to such matters as financial performance, technology development, capital raising, business prospects, strategic partnering and similar matters. A variety of factors could cause LTC’s actual results and experience to differ materially from anticipated results or other expectations expressed in these forward-looking statements. This notice does not constitute an offer of any securities for sale.